Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A (No. 333-189933) of XenoPort, Inc. of our report dated July 17, 2013 relating to the Statement of Revenues and Certain Direct Expenses of the Horizant Product Line of GlaxoSmithKline plc, which appears in the Current Report on Form 8-K/A of XenoPort, Inc. dated July 17, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 17, 2013